Exhibit 10.1

SEPARATION AGREEMENT

Between

MITEL NETWORKS CORPORATION

(the “Company”)

-and-

DONALD W. SMITH

(the “Employee”)

WHEREAS the Employee has been employed by the Company and currently holds the position of Chief Executive Officer (“CEO”) at the Company;

AND WHEREAS the Employee entered into an Amended and Restated Employment Agreement with the Company dated March 12, 2010 (the “Employment Agreement”);

AND WHEREAS the Employee and the Company have come to an agreement regarding the Employee’s cessation of employment, the terms and conditions of which follow below;

NOW THEREFORE in consideration of the mutual agreements and other good and valuable consideration contained herein, the Company and the Employee agree as follows:

I.	Effective Date of Separation

The Employee’s employment with the Company shall cease on the earlier of: (a) the date on which a new CEO is hired and commences employment as CEO with the Company or (b) January 31, 2011, or such later date as the Company and Employee may mutually agree to in writing (the “Separation Date”).

Prior to the Separation Date, the Employee shall continue to devote full-time and skill to his duties and responsibilities as CEO in accordance with the terms and conditions of the Employment Agreement.

II.	Separation Entitlements

(a)	Following the Separation Date, the Company will continue to pay the Employee his regular base salary on a bi-weekly basis, in accordance with its normal payroll practices, from the Separation Date until August 31, 2012 (the “Separation Payments”). For greater certainty, for purposes of this paragraph the Employee’s regular base salary shall not include any reduction under the Company’s Reduced Work Program (“RWP”).

(b)	Employee shall be entitled to continue to participate in all employee benefit programs and receive all benefits and perquisites of employment described in subparagraph 3(d) of the Employment Agreement from the Separation Date until August 31, 2012 to the extent that the Company can continue such benefits under the terms and conditions of the applicable plans, failing which the Employee’s Separation Payments will be grossed up by the premium cost to the Company of any benefits that cannot be so continued.

(c)	Any stock options granted to the Employee under the Employment Agreement that are fully vested as of the Separation Date shall remain exercisable for the earlier of (i) the balance of such options’ term, or (ii) until August 31, 2012. Notwithstanding anything to the contrary in the stock option plan or in any grant of options, any stock options that have not vested as of the Separation Date shall continue to vest and remain exercisable until the earlier of (i) the balance of such options’ term or (ii) until August 31, 2012. In no event shall any stock options continue to vest after August 31, 2012.

(d)	The Employee acknowledges that the foregoing provisions are in full satisfaction of and substitution for any and all rights in connection with the cessation of his employment whether under contract, common law, statute or otherwise, including termination, severance and vacation pay.

III.	Accrued Vacation Pay, RWP Payment and Bonus

Employee will be paid:

(a)	Within two (2) weeks of the Separation Date, all accrued but as yet unpaid vacation pay owing up to and including the Separation Date;

(b)	Within two (2) weeks of the Separation Date, a lump sum payment equal to the total amount of base salary Employee would have received during the period from September 1, 2010, to and including the Separation Date but for the Company’s RWP, less the total amount of salary paid to the Employee over the same period under the RWP. Payment of the foregoing shall be in full satisfaction of all amounts owing to the Employee pursuant to the Company’s RWP; and

(c)	Within two (2) weeks of the Separation Date, a lump sum amount equal to 2/3 of all bonuses earned by the Employee during the three (3) most recently completed Company fiscal years.

IV.	Directorship

Following the Separation Date, Employee may remain a member of the board of directors of the Company (the “Board”), until such time as the Employee resigns from the Board or until the Employee’s term as a member of the Board expires and the Employee is not re-elected to serve as a director of the Company. Save and except for the reimbursement of reasonable expenses incurred by Employee in connection with his services as a member of the Board for which Employee is entitled to reimbursement pursuant to Company policy, Employee shall not be entitled to any other compensation or fees in connection with his services as a director of the Company prior to August 31, 2012.

V.	Post-employment Co-operation

Employee shall co-operate in good faith by making himself available and providing whatever assistance may reasonably be required by the Company with respect to transitional and other matters until August 31, 2011.

Employee shall return to the Company all documents, materials, records, or other property belonging to the Company or containing the Company’s proprietary information and all copies thereof owned by or relating to the Company that are in Employee’s possession or control.

VI.	Release

The Employee agrees to execute a Release, in the form attached as Schedule “A”, immediately following the Separation Date.

VII.	Confidentiality, Non-Disclosure and Non-Solicitation

Following the Separation Date, Employee shall continue to be bound by and to comply with all Confidentiality, Non-Disclosure and Non-Solicitation obligations as contained in paragraph 7 of the Employment Agreement in accordance with the terms thereof, save and except that for all purposes the Restricted Period shall mean until August 31, 2012.

VIII.	Independent Legal Advice

Employee has been advised that Employee may and should consult with legal counsel prior to signing this Separation Agreement and that Employee has had the opportunity to do so.

IX.	Currency and Withholdings

All payments under this agreement are in Canadian dollars and shall be less applicable and authorized withholdings and deductions.

X.	Entire Agreement

This Separation Agreement constitutes the entire agreement between the parties with regard to Employee’s cessation of employment. This Separation Agreement supersedes all prior agreements between the parties with regard to Employee’s cessation of employment, including paragraph 6 of the Employment Agreement.

XI.	Applicable Law

This Separation Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada.

XII.	Counterparts

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together constitute one and the same agreement.

XIII.	Enforceability

The parties hereto further agree that if, for any reason, any provision herein is unenforceable, the remainder of this Separation Agreement shall nonetheless remain binding and in effect.

Executed as of this 1st day of September 2010.

/s/ Donald W. Smith	/s/ Abi Sills
Donald W. Smith	Witness

MITEL NETWORKS CORPORATION

/s/ Greg Hiscock
Per: Greg Hiscock
Title: General Counsel and Corporate Secretary

SCHEDULE “A”

FULL AND FINAL RELEASE

I, Donald W. Smith, of the Province of Ontario, in consideration of the promises contained in the Separation Agreement dated September 1, 2010, the sufficiency whereof is acknowledged, hereby release and forever discharge MITEL NETWORKS CORPORATION and all of its affiliates, partners, shareholders, subsidiaries, and parent, related and predecessor companies (collectively, the “Companies”) and the present and former officers, directors, employees, representatives and agents of the Companies (collectively together with the Companies, the “Releasees”) from all actions, causes of actions, claims and complaints which I have or may ever have arising out of (i) my employment and/or the cessation of my employment, and (ii) any benefits provided to me or which should have been provided to me during my employment or subsequent to the cessation of my employment.

I agree that I have no claims against the Releasees in respect of my employment and/or the cessation of my employment, including, without limitation, any claims for wages or salary, notice of termination, pay in lieu of such notice, severance pay, overtime pay, expenses, commissions, benefits, bonus, vacation pay, retirement compensation and specifically including any claim under common law, contract or statute.

I further agree not to make any claim or take any proceedings whatsoever against any other person or corporation or other entity with respect to anything existing at the present time between me and any or all of the Releasees with respect to the matters herein released, nor to make any claim or take any proceedings against any person or corporation or other entity in respect of which any claim could arise against any or all of the Releasees for contribution or indemnity or any other relief. It is further agreed and understood that if I hereafter make any claim or demand or commence or threaten to commence any action, claim, complaint, application or proceeding whatsoever against the Releasees or any one or more of them for or by reason of any cause, matter or thing, this document may be raised as an estoppel and complete bar to any such demand, action, claim, complaint, application or proceeding.

I have read this release and have been given an opportunity to obtain independent legal and financial advice with respect thereto. I understand that there is no admission of liability on the part of the Releasees and any such liability is specifically denied by them.

All of the foregoing shall enure to the benefit of the Releasees, their successors and assigns, and be binding upon me and my respective heirs, executors, administrators and assigns.

SIGNED AND DELIVERED on this 1st day of September, 2010 in the presence of:

/s/ Abi Sills	/s/ Donald W. Smith
Witness	DONALD W. SMITH

A-1